Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

We, as members of management of The Japan Equity Fund, Inc. (the Fund), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.
We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 2010, and from September 30, 2010 through October 31, 2010.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2010, and from September 30, 2010 through October 31, 2010, with respect to securities reflected in the investment account of the Fund.


The Japan Equity Fund, Inc.


By:



John J. O'Keefe


Vice President and Treasurer

Title

December 23, 2010

Date